Exhibit (i)(2)

November 12, 2020

Starboard Investment Trust
116 South Franklin Street
P. O. Box 69
Rocky Mount, NC  27802

Dear Board Members:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 336 to the Starboard Investment Trust Registration Statement (the “Registration Statement”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 368 to the Registration Statement (the “Amendment”). We also consent to all references to us in the Amendment.

Very truly yours,

/s/ Greenberg Traurig LLP

Greenberg Traurig LLP